Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 17 DATED NOVEMBER 19, 2014
TO THE PROSPECTUS DATED APRIL 25, 2014
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 25, 2014, as supplemented by supplement no. 3 dated May 6, 2014, supplement no. 12 dated September 10, 2014, supplement no. 13 dated September 10, 2014, supplement no. 14 dated November 6, 2014, supplement no. 15 dated November 10, 2014 and supplement no. 16 dated November 13, 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the probable acquisition of an office property containing 309,255 rentable square feet in San Jose, California.
Probable Real Estate Investment
Ten Almaden
On November 14, 2014, we, through an indirect wholly owned subsidiary, entered into a purchase and sale agreement to acquire an office property containing 309,255 rentable square feet located on approximately 1.6 acres of land in San Jose, California (“Ten Almaden”). The seller is not affiliated with us or our advisor.  The contractual purchase price of Ten Almaden is $116.7 million plus closing costs.  We intend to fund the purchase of Ten Almaden with proceeds from a mortgage loan from an unaffiliated lender and proceeds from this offering. We are currently negotiating the terms of the mortgage loan. Pursuant to the purchase and sale agreement, we would be obligated to purchase the property only after satisfaction of agreed upon closing conditions.  There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $5.0 million of earnest money.
Ten Almaden was built in 1988 and renovated in 2010. As of November 19, 2014, Ten Almaden was approximately 89% leased to 15 tenants with a current weighted-average remaining lease term of 4.7 years.

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